MUNIYIELD QUALITY FUND, INC.

FILE # 811-6660

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/16/00	Massachusetts Federal Highway Grant Series A 5.75% 12/15/14	$577,605,000.	$5,000,000.	Lehman Brothers
03/07/01	City of Los Angeles Dept of Water & Power 5.25% 07/01/13	$1,249,760,000.	$7,500,000.	JP Morgan

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